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                      October 31, 2022

       Christopher Foster
       Executive Vice President and Chief Financial Officer
       PG&E Corporation
       77 Beale Street
       P.O. Box 770000
       San Francisco, California 94117

                                                        Re: PG&E Corporation
                                                            Pacific Gas and
Electric Company
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 10,
2022
                                                            Form 10-Q for the
Quarterly Period Ended June 30, 2022
                                                            Filed July 28, 2022
                                                            Item 2.02 Form 8-K
filed July 28, 2022
                                                            File Nos. 1-12609
and 1-2348

       Dear Christopher Foster:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation